Exhibit 99.1

PRESS RELEASE	CONTACT: Brian L. Cantrell Alliance Resource Partners, L.P. 1717 South Boulder Avenue, Suite 400 Tulsa, Oklahoma 74119 (918) 295-7673

FOR IMMEDIATE RELEASE

ALLIANCE RESOURCE PARTNERS, L.P.

Reports Quarterly Financial and Operating Results; Increases Quarterly Cash Distribution 1.9% to $0.675 Per Unit

TULSA, OKLAHOMA, July 28, 2015 — Alliance Resource Partners, L.P. (NASDAQ: ARLP) today reported financial and operating results for the quarter ended June 30, 2015 (the “2015 Quarter”).  Reflecting higher other sales and operating revenues, total revenues increased to a record $604.7 million compared to $598.6 million for the quarter ended June 30, 2014 (the “2014 Quarter”).  Although total revenue increased, higher operating expenses and equity in loss of affiliates from White Oak led to lower EBITDA, which decreased $30.7 million to $182.4 million for the 2015 Quarter.  These factors and increased depreciation, depletion and amortization expense contributed to lower net income for the 2015 Quarter, which decreased 31.1% compared to the 2014 Quarter to $94.9 million, or $0.76 per basic and diluted limited partner unit.  (For a definition of EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release.)

ARLP also announced that the Board of Directors of its managing general partner (the “Board”) increased the cash distribution to unitholders for the 2015 Quarter to $0.675 per unit (an annualized rate of $2.70 per unit), payable on August 14, 2015 to all unitholders of record as of the close of trading on August 7, 2015.  The announced distribution represents an 8.0% increase over the cash distribution of $0.625 per unit for the 2014 Quarter and a 1.9% increase over the cash distribution of $0.6625 per unit for the quarter ended March 31, 2015 (the “Sequential Quarter”).

“ARLP delivered another solid performance in the 2015 Quarter,” said Joseph W. Craft III, President and Chief Executive Officer.  “Key to this performance was shipping record coal sales volumes during the quarter, which contributed to record quarterly revenues.  Coal inventories fell by approximately 962,000 tons during the 2015 Quarter, exceeding our expectations. Operations also performed well and finished the first half of this year with the best safety performance in ARLP’s history.  Excluding the results from our preferred equity investments in White Oak, the 2015 Quarter and year-to-date financial results came in as we expected.  As previously announced, we reached agreement to acquire the remaining equity interests in White Oak not already owned by ARLP and are on track to close this transaction later this week.  We believe acquiring full ownership of White Oak and assuming operating and marketing control of the White Oak Mine No. 1 provides ARLP with significant strategic advantages in the Illinois Basin and will benefit us in the long term.”

-MORE-

Mr. Craft added, “Based on ARLP’s quarterly results, our strong 1.71x distribution coverage ratio and confidence in ARLP’s outlook, the Board announced today an increase in unitholder distributions for the twenty-ninth consecutive quarter.”

Consolidated Financial Results

Three Months Ended June 30, 2015 Compared to Three Months Ended June 30, 2014

Increased total revenues for the 2015 Quarter reflect higher other sales and operating revenues of $29.7 million, which climbed $12.1 million compared to the 2014 Quarter, partially offset by lower coal sales revenues, which decreased $7.9 million to $567.3 million.  Other sales and operating revenues increased primarily due to higher surface facility services and coal royalties from ARLP’s investments related to the White Oak Mine No. 1, which rose $14.5 million compared to the 2014 Quarter.  Despite record coal sales volumes of 10.5 million tons, coal sales revenues for the 2015 Quarter declined slightly to $567.3 million as a result of lower average coal sales prices of $54.13 per ton sold, a decrease of 2.5% compared to the 2014 Quarter.

Compared to the 2014 Quarter, operating expenses rose 6.3% to $375.1 million, primarily as a result of higher sales-related expenses due to increased coal sales volumes in the 2015 Quarter, as well as non-recurring benefits realized in the 2014 Quarter from a gain of $4.4 million recognized on the sale of assets at the Pontiki mine and a $7.0 million insurance settlement related to an adverse geological event in 2013 at the Onton mine.  These comparative factors also contributed to higher Segment Adjusted EBITDA Expense per ton of $35.77 in the 2015 Quarter, an increase of 5.1% compared to the 2014 Quarter.

Reflecting ARLP’s decision to reduce unit shifts in response to market conditions, coal production volumes decreased to 9.5 million tons in the 2015 Quarter, a reduction of 2.5% compared to the 2014 Quarter.

Depreciation, depletion and amortization increased $12.7 million to $79.8 million in the 2015 Quarter compared to the 2014 Quarter, due to the previously announced reduction of the economic mine life at our Hopkins mine, which is expected to close in early 2016, increased production at the Gibson South mine, which commenced initial production in April 2014, amortization of coal supply agreements acquired in December 2014 and capital expenditures related to infrastructure investments at various operations. General and administrative expenses decreased $2.2 million to $17.5 million in the 2015 Quarter, primarily as a result of lower incentive compensation expenses.

Total net equity in loss of affiliates increased to $22.1 million for the 2015 Quarter, compared to a loss of $7.4 million for the 2014 Quarter, primarily due to low coal sales price realizations and higher expenses reflecting White Oak’s continued ramp up of longwall production following the commencement of operations in late 2014.  As discussed herein, we have reached an agreement with White Oak to acquire all equity interests not currently owned by ARLP and will begin to account for White Oak on a consolidated basis after the anticipated July 31, 2015 closing of the transaction.

-MORE-

Six Months Ended June 30, 2015 Compared to Six Months Ended June 30, 2014

For the six months ended June 30, 2015 (the “2015 Period”), increases at the Tunnel Ridge and Gibson South mines led to a record 20.0 million tons sold and produced, slightly above sales and production volumes compared to the six months ended June 30, 2014 (the “2014 Period”).  Total revenues rose 2.2% to a record $1.2 billion in the 2015 Period on the strength of higher other sales and operating revenues, primarily due to increased surface facility services and coal royalties from White Oak.  Coal sales revenues declined slightly to $1.1 billion for the 2015 Period as average coal sales prices decreased approximately 2.0% to $54.30 per ton sold.  Increased operating expenses and equity in loss of affiliates drove EBITDA for the 2015 Period down 7.2% to $374.5 million and, along with higher depreciation, depletion and amortization, contributed to lower net income of $201.3 million, or $1.68 of net income per basic and diluted limited partner unit, a decrease of 20.6% compared to the 2014 Period.

Regional Results and Analysis

(in millions, except per ton data)	2015 Second Quarter	2014 Second Quarter	% Change Quarter / Quarter	2015 First Quarter	% Change Sequential

Illinois Basin
Tons sold	7.739	8.014	(3.4)%	7.119	8.7%
Coal sales price per ton (1)	$51.91	$52.52	(1.2)%	$51.73	0.3%
Segment Adjusted EBITDA Expense per ton (2)	$31.64	$31.94	(0.9)%	$31.78	(0.4)%
Segment Adjusted EBITDA (2)	$157.2	$165.9	(5.2)%	$142.7	10.2%

Appalachia
Tons sold	2.742	2.348	16.8%	2.374	15.5%
Coal sales price per ton (1)	$59.22	$65.61	(9.7)%	$61.45	(3.6)%
Segment Adjusted EBITDA Expense per ton (2)	$43.31	$39.99	8.3%	$41.20	5.1%
Segment Adjusted EBITDA (2)	$45.5	$67.1	(32.2)%	$55.8	(18.5)%

White Oak
Tons processed	2.797	0.730	N/M (4)	3.054	(8.4)%
Surface facility/royalty revenues	$18.7	$4.2	N/M (4)	$18.4	1.6%
Equity in loss of affiliates	$(22.0)	$(7.5)	N/M (4)	$(9.4)	N/M (4)
Segment Adjusted EBITDA (2)	$(7.0)	$(4.9)	(42.9)%	$5.3	N/M (4)

Total (3)
Tons sold	10.481	10.362	1.1%	9.501	10.3%
Coal sales price per ton (1)	$54.13	$55.51	(2.5)%	$54.49	(0.7)%
Segment Adjusted EBITDA Expense per ton (2)	$35.77	$34.03	5.1%	$35.21	1.6%
Segment Adjusted EBITDA (2)	$199.9	$232.8	(14.1)%	$209.0	(4.4)%

(1)         Sales price per ton is defined as total coal sales divided by total tons sold.

(2)         For definitions of Segment Adjusted EBITDA Expense per ton and Segment Adjusted EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release.

(3)         Total reflects consolidated results which include the other and corporate segment and eliminations in addition to the Illinois Basin, Appalachia and White Oak segments highlighted above.

(4)         Percentage change not meaningful.

Higher coal sales volumes primarily from the Tunnel Ridge and Gibson South mines led to a record 10.5 million total tons sold in the 2015 Quarter, an increase of 1.1% and 10.3% over the 2014 and Sequential Quarters, respectively.  Strong sales performance from the Tunnel Ridge

-MORE-

longwall operation drove coal sales tons for the 2015 Quarter higher in Appalachia by 16.8% and 15.5% compared to the 2014 and Sequential Quarters, respectively.  Compared to the 2014 Quarter, coal sales volumes decreased 3.4% in the Illinois Basin due primarily to lower sales at our Warrior mine as it continues to transition to a new mining area, shift reductions at our Gibson North mine and an inventory build at our Dotiki and River View mines; offset in part by strong performance at Gibson South reflecting increased production at the mine since commencement of initial production in April 2014.  Coal sales volumes in the Illinois Basin increased from the Sequential Quarter primarily as a result of strong performance at the Gibson South mine and increased sales from coal inventories across the region.

Reflecting current market conditions, ARLP’s total coal sales price per ton in the 2015 Quarter decreased in line with expectations compared to both the 2014 and Sequential Quarters.  Lower coal sales prices in Appalachia also reflect the impact at Tunnel Ridge of a previously disclosed customer breach of an above-market coal supply agreement, which is now the subject of litigation.

Total Segment Adjusted EBITDA Expense per ton in the 2015 Quarter increased 5.1% compared to the 2014 Quarter, primarily as a result of increased expenses per ton in the Appalachian region and the previously discussed insurance settlement at Onton and gain on sale of assets at Pontiki benefiting the 2014 Quarter.  In Appalachia, Segment Adjusted EBITDA Expense per ton increased 8.3% compared to the 2014 Quarter primarily due to lower recoveries across the region.  Compared to the Sequential Quarter, Segment Adjusted EBITDA Expense per ton in Appalachia increased 5.1% as a result of lower recoveries and increased longwall move days at both our Mettiki and Tunnel Ridge mines.  In the Illinois Basin, Segment Adjusted EBITDA Expense per ton decreased slightly in the 2015 Quarter compared to both the 2014 and Sequential Quarters primarily due to increased production from our Gibson South mine and decreased workers’ compensation and materials and supplies expenses at various locations. Compared to the 2014 Quarter, these decreases in the Illinois Basin were offset in part by the Onton insurance settlement in 2014 and fewer work days due to the timing of miner vacations.

Outlook

Commenting on ARLP’s current outlook for the rest of the year, Mr. Craft said, “Most of our coal industry counterparts are under extreme duress, particularly those with high leverage and significant exposure to the metallurgical coal markets.  Thermal coal demand in the domestic utility market has also fallen this year primarily due to lower natural gas prices and a weaker export market.  We believe, however, that market demand is beginning to stabilize and recent market weakness is causing a supply response.  Total coal production has declined from the Sequential Quarter by 13.5% in the Illinois Basin and 15.0% in the northern Appalachian markets.  We expect further supply reductions, which will continue to improve the oversupply situation in those regions.”

Mr. Craft added, “While we have also been impacted by reduced demand, ARLP continues to distinguish itself from others in our industry.  Our sales contract position, strong balance sheet, low-cost operations and strategy to focus on the domestic utility market have allowed us to perform well and increase distributable cash flow through the first half of the year.”

ARLP currently anticipates closing the acquisition of the remaining equity interests in White Oak within the week.  ARLP continues to expect full year EBITDA and net income will be within the range of prior guidance and, once closing has occurred, we will provide a full update to 2015

-MORE-

guidance to reflect consolidation of the White Oak Mine No. 1 and termination of the current coal royalty and surface facilities services agreements and the preferred equity interests related to White Oak.

A conference call regarding ARLP’s 2015 Quarter financial results is scheduled for Tuesday, July 28, 2015 at 9:00 a.m. Eastern.  To participate in the conference call, dial (855) 793-3259 and provide conference number 85117094.  International callers should dial (631) 485-4928 and provide the same conference number. Investors may also listen to the call via the “investor information” section of ARLP’s website at http://www.arlp.com.

An audio replay of the conference call will be available for approximately one week.  To access the audio replay, dial (855) 859-2056 and provide conference number 85117094.  International callers should dial (404) 537-3406 and provide the same conference number.

This announcement is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b), with 100% of the partnership’s distributions to foreign investors attributable to income that is effectively connected with a United States trade or business.  Accordingly, ARLP’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable tax rate.

About Alliance Resource Partners, L.P.

ARLP is a diversified producer and marketer of coal to major United States utilities and industrial users.  ARLP, the nation’s first publicly traded master limited partnership involved in the production and marketing of coal, is currently the third largest coal producer in the eastern United States with mining operations in the Illinois Basin and Appalachian coal producing regions.

ARLP currently operates ten mining complexes in Illinois, Indiana, Kentucky, Maryland and West Virginia.  ARLP has also made equity investments in White Oak and purchased reserves and operates surface facilities related to the White Oak Mine No. 1.  ARLP has reached an agreement to acquire all of the equity interests in White Oak not currently owned by ARLP.  In addition, ARLP operates a coal loading terminal on the Ohio River at Mount Vernon, Indiana.

News, unit prices and additional information about ARLP, including filings with the Securities and Exchange Commission, are available at http://www.arlp.com. For more information, contact the investor relations department of Alliance Resource Partners, L.P. at (918) 295-7674 or via e-mail at investorrelations@arlp.com.

***

The statements and projections used throughout this release are based on current expectations.  These statements and projections are forward-looking, and actual results may differ materially.  At the end of this release, we have included more information regarding business risks that could affect our results.

FORWARD-LOOKING STATEMENTS:  With the exception of historical matters, any matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results.  These risks, uncertainties and contingencies include, but are not limited to, the following: changes in competition in coal markets and our ability to respond to such changes; changes in coal prices, which could affect our operating results and cash flows; risks associated with

-MORE-

the expansion of our operations and properties; legislation, regulations, and court decisions and interpretations thereof, including those relating to the environment, mining, miner health and safety and health care; deregulation of the electric utility industry or the effects of any adverse change in the coal industry, electric utility industry, or general economic conditions; dependence on significant customer contracts, including renewing customer contracts upon expiration of existing contracts; changing global economic conditions or in industries in which our customers operate; liquidity constraints, including those resulting from any future unavailability of financing; customer bankruptcies, cancellations or breaches to existing contracts, or other failures to perform; customer delays, failure to take coal under contracts or defaults in making payments; adjustments made in price, volume or terms to existing coal supply agreements; fluctuations in coal demand, prices and availability; our productivity levels and margins earned on our coal sales; changes in raw material costs; changes in the availability of skilled labor; our ability to maintain satisfactory relations with our employees; increases in labor costs, adverse changes in work rules, or cash payments or projections associated with post-mine reclamation and workers’ compensation claims; increases in transportation costs and risk of transportation delays or interruptions; operational interruptions due to geologic, permitting, labor, weather-related or other factors; risks associated with major mine-related accidents, such as mine fires, or interruptions; results of litigation, including claims not yet asserted; difficulty maintaining our surety bonds for mine reclamation as well as workers’ compensation and black lung benefits; difficulty in making accurate assumptions and projections regarding pension, black lung benefits and other post-retirement benefit liabilities; the coal industry’s share of electricity generation, including as a result of environmental concerns related to coal mining and combustion and the cost and perceived benefits of other sources of electricity, such as natural gas, nuclear energy and renewable fuels; uncertainties in estimating and replacing our coal reserves; a loss or reduction of benefits from certain tax deductions and credits; difficulty obtaining commercial property insurance, and risks associated with our participation (excluding any applicable deductible) in the commercial insurance property program; and difficulty in making accurate assumptions and projections regarding future revenues and costs associated with equity investments in companies we do not control.

Additional information concerning these and other factors can be found in ARLP’s public periodic filings with the Securities and Exchange Commission (“SEC”), including ARLP’s Annual Report on Form 10-K for the year ended December 31, 2014, filed on February 27, 2015 with the SEC.  Except as required by applicable securities laws, ARLP does not intend to update its forward-looking statements.

-MORE-

ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OPERATING DATA

(In thousands, except unit and per unit data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Tons Sold	10,481	10,362	19,982	19,857
Tons Produced	9,519	9,761	20,021	20,014

SALES AND OPERATING REVENUES:
Coal sales	$567,288	$575,191	$1,085,027	$1,100,736
Transportation revenues	7,780	5,810	14,928	11,815
Other sales and operating revenues	29,652	17,561	65,181	28,049
Total revenues	604,720	598,562	1,165,136	1,140,600

EXPENSES:
Operating expenses (excluding depreciation, depletion and amortization)	375,065	352,893	709,427	675,135
Transportation expenses	7,780	5,810	14,928	11,815
Outside coal purchases	2	2	324	4
General and administrative	17,542	19,771	34,388	37,206
Depreciation, depletion and amortization	79,801	67,052	158,069	133,893
Total operating expenses	480,190	445,528	917,136	858,053

INCOME FROM OPERATIONS	124,530	153,034	248,000	282,547

Interest expense, net	(8,306)	(8,748)	(16,274)	(16,811)
Interest income	605	417	1,136	806
Equity in loss of affiliates, net	(22,142)	(7,373)	(31,828)	(13,614)
Other income	177	323	295	629
INCOME BEFORE INCOME TAXES	94,864	137,653	201,329	253,557

INCOME TAX EXPENSE	7	—	5	—

NET INCOME	94,857	137,653	201,324	253,557
LESS: NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTEREST	7	—	20	—

NET INCOME ATTRIBUTABLE TO ALLIANCE RESOURCE PARTNERS, L.P. (“NET INCOME OF ARLP”)	$94,864	$137,653	$201,344	$253,557

GENERAL PARTNERS’ INTEREST IN NET INCOME OF ARLP	$37,541	$34,781	$74,424	$68,149

LIMITED PARTNERS’ INTEREST IN NET INCOME OF ARLP	$57,323	$102,872	$126,920	$185,408

BASIC AND DILUTED NET INCOME OF ARLP PER LIMITED PARTNER UNIT	$0.76	$1.37	$1.68	$2.47

DISTRIBUTIONS PAID PER LIMITED PARTNER UNIT	$0.6625	$0.61125	$1.3125	$1.21

WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING — BASIC AND DILUTED	74,188,784	74,060,634	74,159,756	74,027,932

-MORE-

ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except unit data)

(Unaudited)

	June 30, 2015	December 31, 2014
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$43,279	$24,601
Trade receivables	191,505	184,187
Other receivables	635	1,025
Due from affiliates	23,235	7,221
Inventories	88,272	83,155
Advance royalties	9,440	9,416
Prepaid expenses and other assets	21,774	31,283
Total current assets	378,140	340,888

PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment, at cost	2,927,115	2,815,620
Less accumulated depreciation, depletion and amortization	(1,270,593)	(1,150,414)
Total property, plant and equipment, net	1,656,522	1,665,206

OTHER ASSETS:
Advance royalties	24,901	15,895
Due from affiliate	11,166	11,047
Equity investments in affiliates	221,768	224,611
Other long-term assets	37,432	27,412
Total other assets	295,267	278,965
TOTAL ASSETS	$2,329,929	$2,285,059

LIABILITIES AND PARTNERS’ CAPITAL

CURRENT LIABILITIES:
Accounts payable	$72,552	$85,843
Due to affiliates	381	370
Accrued taxes other than income taxes	23,097	19,426
Accrued payroll and related expenses	38,207	57,656
Accrued interest	317	318
Workers’ compensation and pneumoconiosis benefits	8,873	8,868
Current capital lease obligations	1,316	1,305
Other current liabilities	15,437	17,109
Current maturities, long-term debt	68,750	230,000
Total current liabilities	228,930	420,895

LONG-TERM LIABILITIES:
Long-term debt, excluding current maturities	788,000	591,250
Pneumoconiosis benefits	57,235	55,278
Accrued pension benefit	39,377	40,105
Workers’ compensation	47,906	49,797
Asset retirement obligations	94,605	91,085
Long-term capital lease obligations	14,946	15,624
Other liabilities	7,173	5,978
Total long-term liabilities	1,049,242	849,117
Total liabilities	1,278,172	1,270,012

COMMITMENTS AND CONTINGENCIES

PARTNERS’ CAPITAL:
Alliance Resource Partners, L.P. (“ARLP”) Partners’ Capital:
Limited Partners - Common Unitholders 74,188,784 and 74,060,634 units outstanding, respectively	1,342,072	1,310,517
General Partners’ deficit	(257,512)	(260,088)
Accumulated other comprehensive loss	(34,395)	(35,847)
Total ARLP Partners’ Capital	1,050,165	1,014,582
Noncontrolling interest	1,592	465
Total Partners’ Capital	1,051,757	1,015,047
TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$2,329,929	$2,285,059

-MORE-

ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2015	2014

CASH FLOWS PROVIDED BY OPERATING ACTIVITIES	$338,880	$379,389

CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment:
Capital expenditures	(107,758)	(154,578)
Changes in accounts payable and accrued liabilities	(5,797)	2,608
Proceeds from sale of property, plant and equipment	243	19
Proceeds from insurance settlement for property, plant and equipment	—	4,512
Purchases of equity investments in affiliates	(30,757)	(60,000)
Payment for acquisition of businesses, net of cash acquired	(28,078)	—
Payments to affiliate for acquisition and development of coal reserves	—	(1,401)
Advances/loans to affiliate	(7,300)	—
Other	1,807	—
Net cash used in investing activities	(177,640)	(208,840)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments under term loan	(12,500)	(6,250)
Borrowings under revolving credit facilities	363,000	142,800
Payments under revolving credit facilities	(110,000)	(222,800)
Payment on long-term debt	(205,000)	—
Payments on capital lease obligations	(667)	(734)
Contribution to consolidated company from affiliate noncontrolling interest	1,147	—
Net settlement of employee withholding taxes on vesting of Long-Term Incentive Plan	(2,719)	(2,991)
Cash contributions by General Partners	95	111
Distributions paid to Partners	(170,597)	(154,904)
Other	(5,321)	—
Net cash used in financing activities	(142,562)	(244,768)

NET CHANGE IN CASH AND CASH EQUIVALENTS	18,678	(74,219)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	24,601	93,654

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$43,279	$19,435

-MORE-

Reconciliation of GAAP “Net Income” to non-GAAP “EBITDA” and non-GAAP “Distributable Cash Flow” (in thousands).

EBITDA is defined as net income (prior to the allocation of noncontrolling interest) before net interest expense, income taxes and depreciation, depletion and amortization.  EBITDA is used as a supplemental financial measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

•                  the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•                  the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

•                  our operating performance and return on investment as compared to those of other companies in the coal energy sector, without regard to financing or capital structures; and

•                  the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

Distributable cash flow (“DCF”) is defined as EBITDA excluding equity in income or loss of affiliates, interest expense (before capitalized interest), interest income, income taxes and estimated maintenance capital expenditures.  Distribution coverage ratio (“DCR”) is defined as DCF divided by distributions paid to partners.  DCF and DCR are used as supplemental financial measures by our management and by external users of our financial statements, such as investors, commercial banks, research analysts and others, to assess:

•                  the cash flows generated by our assets (prior to the establishment of any retained cash reserves by the general partner) to fund the cash distributions we expect to pay to unitholders;

•                  our success in providing a cash return on investment and whether or not the Partnership is generating cash flow at a level that can sustain or support an increase in its quarterly distribution rates;

•                  the yield of our units, which is a quantitative standard used throughout the investment community with respect to publicly-traded partnerships as the value of a unit is generally determined by a unit’s yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder).

EBITDA and DCF should not be considered as alternatives to net income, income from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with generally accepted accounting principles.  EBITDA and DCF are not intended to represent cash flow and do not represent the measure of cash available for distribution.  Our method of computing EBITDA, DCF and DCR may not be the same method used to compute similar measures reported by other companies, or EBITDA, DCF and DCR may be computed differently by us in different contexts (i.e. public reporting versus computation under financing agreements).

-MORE-

	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended March 31,
	2015	2014	2015	2014	2015

Net income	$94,857	$137,653	$201,324	$253,557	$106,467
Depreciation, depletion and amortization	79,801	67,052	158,069	133,893	78,268
Interest expense, gross	7,855	8,392	15,504	16,838	7,649
Capitalized interest	(154)	(61)	(366)	(833)	(212)
Income tax expense (benefit)	7	—	5	—	(2)
EBITDA	182,366	213,036	374,536	403,455	192,170
Equity in loss of affiliates, net	22,142	7,373	31,828	13,614	9,686
Interest expense, gross	(7,855)	(8,392)	(15,504)	(16,838)	(7,649)
Income tax (expense) benefit	(7)	—	(5)	—	2
Estimated maintenance capital expenditures (1)	(47,214)	(57,590)	(99,304)	(118,083)	(52,089)
Distributable Cash Flow	$149,432	$154,427	$291,551	$282,148	$142,120
Distributions paid to partners	$86,241	$78,394	$170,597	$154,904	$84,365
Distribution Coverage Ratio	1.73	1.97	1.71	1.82	1.68

(1)  Our maintenance capital expenditures, as defined under the terms of our partnership agreement, are those capital expenditures required to maintain, over the long-term, the operating capacity of our capital assets.  We estimate maintenance capital expenditures on an annual basis based upon a five-year planning horizon.  For the 2015 planning horizon, average annual estimated maintenance capital expenditures are assumed to be $4.96 per produced ton compared to the estimated $5.90 per produced ton in 2014.  Our current per ton estimate of average annual maintenance capital expenditures decreased from our initial estimate of $5.55 per ton as a result of optimization efforts across all of our operations.  Our actual maintenance capital expenditures vary depending on various factors, including maintenance schedules and timing of capital projects, among others.  We annually disclose our actual maintenance capital expenditures in our Form 10-K filed with the Securities and Exchange Commission.

Reconciliation of GAAP “Operating Expenses” to non-GAAP “Segment Adjusted EBITDA Expense per ton” and Reconciliation of non-GAAP “EBITDA” to “Segment Adjusted EBITDA per ton” (in thousands, except per ton data).

Segment Adjusted EBITDA Expense per ton includes operating expenses, outside coal purchases and other income divided by tons sold.  Transportation expenses are excluded as these expenses are passed through to our customers and, consequently, we do not realize any margin on transportation revenues.  Segment Adjusted EBITDA Expense is used as a supplemental financial measure by our management to assess the operating performance of our segments.  Segment Adjusted EBITDA Expense is a key component of EBITDA in addition to coal sales and other sales and operating revenues.  The exclusion of corporate general and administrative expenses from Segment Adjusted EBITDA Expense allows management to focus solely on the evaluation of segment operating performance as it primarily relates to our operating expenses.  Outside coal purchases are included in Segment Adjusted EBITDA Expense because tons sold and coal sales include sales from outside coal purchases.

	Three Months Ended June 30,		Three Months Ended March 31,
	2015	2014	2015

Operating expense	$375,065	$352,893	$334,362
Outside coal purchases	2	2	322
Other income	(177)	(323)	(118)
Segment Adjusted EBITDA Expense	$374,890	$352,572	$334,566
Divided by tons sold	10,481	10,362	9,501
Segment Adjusted EBITDA Expense per ton	$35.77	$34.03	$35.21

-MORE-

Segment Adjusted EBITDA per ton is defined as net income (prior to the allocation of noncontrolling interest) before net interest expense, income taxes, depreciation, depletion and amortization and general and administrative expenses divided by tons sold.  Segment Adjusted EBITDA removes the impact of general and administrative expenses from EBITDA (discussed above) to allow management to focus solely on the evaluation of segment operating performance.

	Three Months Ended June 30,		Three Months Ended March 31,
	2015	2014	2015

EBITDA (See reconciliation to GAAP above)	$182,366	$213,036	$192,170
General and administrative	17,542	19,771	16,846
Segment Adjusted EBITDA	$199,908	$232,807	$209,016
Divided by tons sold	10,481	10,362	9,501
Segment Adjusted EBITDA per ton	$19.07	$22.47	$22.00

-END-